Exhibit 99.4

Contact:
Media Relations	Jamie Bernard, IRC
Charles River Associates	Senior Associate
media@crai.com	Sharon Merrill Associates, Inc.
617-425-3315	617-542-5300

Charles River Associates (CRA) Announces Plan to Split Chief Financial Officer and
Corporate Development Roles into Two Executive Officer Positions

CFO Chad Holmes to Assume Role as Chief Corporate Development Officer Once CFO Successor is Named

BOSTON, February 27, 2020 – Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced plans to divide the responsibilities of its Chief Financial Officer (CFO) and Chief Corporate Development Officer into two executive officer positions reporting directly to Paul Maleh, President and Chief Executive Officer. The plan to separate these positions comes as CRA continues to develop its corporate infrastructure in support of its ongoing growth and success.

Chad Holmes, who has been CFO since 2014 and has led CRA’s corporate development efforts since 2009, will transition to the new role of Executive Vice President and Chief Corporate Development Officer. In this position, Mr. Holmes will focus full-time on CRA’s capital allocation and deployment, including a continued emphasis on corporate development activities. Mr. Holmes will be responsible for adding to the breadth, depth and scale of CRA’s consulting capabilities through prudent capital allocation and deployment, which may include pursuing individual and group hires, acquisitions or organic growth initiatives.

“For more than 10 years, Chad has been a valuable member of the CRA leadership team contributing to the growth and success that CRA is seeing today,” said Maleh. “Chad’s extensive knowledge of CRA and our industry, as well as his demonstrated track record of managing the business prudently and strategically, makes him exceptionally qualified to take on this newly created role.”

Mr. Holmes will continue to serve as CFO until a successor has transitioned into the role. CRA has initiated a search for its next CFO and has retained Egon Zehnder, a leading independent search firm, to assist in this process.

About Charles River Associates (CRA)

Charles River Associates® is a leading global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Twitter, and Facebook.

SAFE HARBOR STATEMENT

Statements in this press release concerning CRA’s plans to add to the breadth, depth and scale of its consulting capabilities and statements using the terms “plan,” "intends," “continue,” “add," or similar expressions are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors including those under the heading “Risk Factors” referenced in our periodic filings with the Securities and Exchange Commission. We cannot guarantee any future results, levels of activity, performance, or achievement. We undertake no obligation to update any forward-looking statements after the date of this press release, and we do not intend to do so.